UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): January 29, 2008

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Market Place
Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Initiation of Arbitration Proceedings

On January 25, 2008, Torch Royalty Company (“Torch Royalty”), Torch E&P Company (“Torch E&P”) and Constellation Energy Partners LLC (the “Company”) (collectively, the “Claimants”) sent notice of a demand for arbitration before JAMS to Wilmington Trust Company, as Trustee (“Trustee”) for Torch Energy Royalty Trust (the “Trust”), and Capital One, NA, as successor to Hibernia National Bank, as trustee for Torch Energy Louisiana Royalty pursuant to the operative dispute resolution provisions of the agreement governing the Trust and the Conveyances (as defined below). The Claimants are working interest owners in certain oil and gas fields located in Texas, Louisiana and Alabama. These working interests are each subject to net profit interests (“NPIs”) contained in three net overriding royalty conveyances (the “Conveyances”). Constellation owns working interests in oil and gas properties located in the Robinson’s Bend Field in Alabama, which are subject to the NPI. In the arbitration demand, the Working Interest Owners are seeking a declaratory judgment that the NPI payments due under the Conveyances will continue to be calculated using a sharing arrangement with a pricing formula contained in the Oil and Gas Purchase Contract (the “Gas Purchase Contract”), dated as of October 1, 1993, by and between Torch Energy Marketing, Inc., Torch Royalty and Velasco Gas Company Ltd. after the Trust and the Gas Purchase Contract are terminated. There can be no assurance as to the outcome or result of the arbitration proceedings.

Suspension of Class D Interest Special Quarterly Distributions

Pursuant to Section 6.3(b) of the Company’s Second Amended and Restated Operating Agreement, as amended, the Company will, in connection with the initiation of the arbitration proceedings mentioned above and the issues that are the subject of the arbitration demand, suspend all quarterly cash contributions with respect to the Class D interests beginning with the quarterly cash distributions for the three months ending March 31, 2008 and extending until such arbitration proceedings are finally resolved. This suspension will not affect the quarterly cash distribution payable to Constellation Holdings, Inc., as holder of the Class D interests, on February 14, 2008 for the three months ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: January 29, 2008	By:	/s/ Angela A. Minas
Angela A. Minas
Chief Financial Officer